EXHIBIT 99.1

AMBIENT SECURES $8.0 MILLION IN PERMANENT FUNDING

Leading the Drive Toward Energy Independence

Boston, M.A., November 24, 2008 - Ambient Corporation (OTCBB: ABTG) announced today that it has raised an additional $8.0 million from Vicis Capital Master Fund (Vicis). This injection of capital follows Ambient’s strongest quarterly results to date and enables Ambient to fund present initiatives and future growth. Vicis’ investment into Ambient now totals $23.5 million.

Vicis will also be exercising all of the warrants previously issued to it between July 31, 2007 and April 23, 2008 through a combination of “cashless exercises” as well as “for cash exercises.”  This exercise is anticipated to net Ambient approximately $242,142, in addition to the $8.0 million investment, and will result in Vicis holding, immediately following such exercise, approximately 65% of Ambient’s outstanding shares of Common Stock.

Shad Stastney, a partner with Vicis Capital, LLC, the investment manager for Vicis Capital Master Fund, commented, “In completing this latest round of investment into Ambient and exercising our warrants, Vicis has taken a controlling ownership position in a company that has continuously met development goals and successfully positioned itself to capitalize on the progressive movements within the smart grid space. Our investments into Ambient reflect our belief and support of its initiatives focusing on wide-scale grid efficiency gains through the deployment of such advanced technologies.”

This cash infusion, combined with the revenue generated from the contract announced in April of this year, positions Ambient to expand its business plan for a growing market and affords it the necessary flexibility to increase product manufacturing for future deployments and opportunities. The present financing involves no increase of debt, allowing Ambient to use the investment to fund current and future business activities through 2009.

“We are at a defining moment, both as a company and as a nation,” stated John J. Joyce, President and CEO of Ambient. “The incoming administration in Washington has stated that the new clean energy economy is a top priority. Along with our partners and the continued support of Vicis, we are enabling energy efficiencies and technologies that will help the country drive towards energy independence by offering utilities communications solutions for the future by modernizing the distribution infrastructure. Ambient whole heartedly supports the emerging national awareness, as we believe the most effective energy solution available to combat future increase in energy demand is to more efficiently use the energy already generated.”

On November 14, 2008, Ambient reported for the nine-months ending September 30th, year-to-date revenues of $4,450,099, an increase of 44% for the corresponding period in 2007.

Additional information relating to the terms of the investment will be included in Ambient’s Current Report on Form 8-K, which Ambient will be filing with the Securities and Exchange Commission. Additional information on Ambient’s third quarter results can found in Ambient’s most recent 10-Q.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The offer and sale by Ambient of the securities described herein have not been registered under the Securities Act of 1933, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Vicis Capital Master Fund

Vicis Capital Master Fund currently manages approximately $4 billion in assets across a range of strategies. Vicis Capital, LLC is the investment manager for Vicis Capital Master Fund.

About Ambient Corporation

Ambient designs, develops and markets Ambient Smart Grid™ communications technologies and equipment. Utilizing proprietary, open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for creating smart grid communication platforms and technologies. Headquartered in Newton, MA, Ambient is a publicly traded company (OTCBB: ABTG). More information on Ambient is available at www.ambientcorp.com.

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry, and that reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, market acceptance of new products, changes in economic conditions generally and the smart grid market specifically, changes in technology, legislative or regulatory changes that affect us, the introduction of competing products and services, capital expenditure plans, the availability and sufficiency of working capital, and the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1 of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.

Ambient, Ambient Smart Grid, It’s Time to Teach an Old Grid New Tricks and AmbientNMS are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office.

Media Contact:

Ambient Corporation

Anna E. Croop

Director of Corporate Communications

(617) 614-6739

acroop@ambientcorp.com